Exhibit 99.1

Contacts:
Investors: Susan DeWitt	Media: Jeffrey Simek
(201) 269-6187	(201) 269-6400
susan_dewitt@medco.com	jeffrey_simek@medco.com

Medco Resolves All Issues with 20 State Attorneys General;

Reaches Separate Agreement with U.S. Justice Department

“This arrangement is consistent with our goal to position Medco as the most transparent company in our industry.”

FRANKLIN LAKES, N.J., April 26, 2004 – Medco Health Solutions, Inc. (NYSE: MHS) today announced it has resolved all issues arising from a two-year inquiry by a 20-state task force of attorneys general. As the result of a separate negotiation, Medco also said it has reached a virtually identical agreement that resolves non-monetary issues related to the U.S. Attorney’s so-called “whistleblower lawsuit.”

The settlements assure all Medco clients benefit from a range of agreed clinical and financial business practices, many of which had already been implemented. None of these changes affects the tools Medco considers essential in effectively managing the cost of prescription drug programs for its clients. Under the voluntary agreements, there was no admission or finding of inappropriate business conduct.

“This constructive approach to resolving issues raised by the attorneys general and the Justice Department serves the interests of our company and our customers – extending across our book of business elevated standards of practice that are designed to help our clients, and their employees or members, better understand and trust the value delivered through their pharmacy benefit program,” said David B. Snow Jr., Medco chairman, president and CEO. “This arrangement is consistent with our goal to position Medco as the most transparent company in our industry.”

The settlements come less than six months after a proposed settlement was reached in the so-called ERISA class-action lawsuit. “The resolutions with the attorneys general and the Justice Department represent significant milestones in Medco’s effort to put its portion of the industrywide litigation behind us — allowing our people to focus all of our energies on meeting the needs of our customers,” said Snow.

Snow noted that the agreement with the attorneys general settles all outstanding issues with the multi-state task force, which has been conducting an inquiry of companies in the pharmacy benefit management and pharmaceutical industries.

While all issues are resolved with the states, the agreement with the U.S. Attorney leaves open the monetary considerations associated with its complaint. To date there have been no discussions with the U.S. Attorney on a monetary settlement. Medco reiterated that it remains open to such negotiations, but the company was continuing to prepare its vigorous legal defense on the monetary claims issues, in case litigation is necessary.

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Overview of Agreement with Attorneys General

“Medco is the first in our industry to move forward with the confidence that our policies meet these new standards. When the work of the attorneys general task force is ultimately completed, it will likely benefit the entire industry, its customers and consumers,” Snow said. “Medco appreciates the hard work and diligence of the multi-state task force in achieving this settlement. The dialogue was forthright, the agreement is fair, and the benefits and protections flow to clients and consumers alike.”

As part of the agreement, the attorneys general participating in the settlement will divide $6.6 million to cover the costs associated with their investigation. The 20 participating states will also receive an aggregate amount of $20.2 million – on average approximately $1 million per state – either in cash or in an equivalent amount of prescription drugs that will benefit low-income, disabled, or elderly consumers. Medco has also established a $2.5 million fund to reimburse patients for certain co-payments associated with recommended tests following interchanges involving cholesterol-lowering medications.

The states of Arizona, California, Connecticut, Delaware, Florida, Illinois, Iowa, Louisiana, Maine, Maryland, Nevada, New York, North Carolina, Oregon, Texas, Vermont and Washington and the commonwealths of Massachusetts, Pennsylvania and Virginia participated in the investigation and were party to this agreement.

In funding this $29.3 million total settlement, Medco said $21.1 million, or $0.05 per diluted share, had not been previously reserved and would be recorded as expense in the first quarter of 2004. Despite this charge, the company reaffirmed, unchanged, its 2004 earnings guidance. Medco will announce first quarter results on Tuesday, April 27, 2004.

The cash portion of the settlement with the attorneys general includes three components:

1.	Direct benefit for underserved consumers: provides, on average approximately $1 million in value for each of the states, which will select among three options: drug cards providing free generic prescriptions for low-income and elderly residents, prescription medicines for state-affiliated healthcare clinics, or cash.

•	States that select the free prescription drug card will receive an amount equal to its proportional share of the $20.2 million payment plus a 25 percent premium. Each drug card will be worth between $150 and $400 at the discretion of each state, and is redeemable for generic medications by mail and is estimated to provide a typical family of four with generic drug coverage for one year. Cards will be distributed at the discretion of the state.

•	States that select medicines for their healthcare clinics will be reimbursed for shipments of prescription drugs of their choice commensurate to the dollar value of their state’s settlement.

•	States that elect to receive cash will use the money to benefit low-income, disabled or elderly consumers of prescription medications to promote lower drug costs or patient education.

2.	Reimbursement fund: The agreement provides for a claims process for those patients from the 20 settling states whose physicians had approved a mid-stream interchange between statin (cholesterol-lowering) drugs to help cover the co-pay associated with a recommended follow-up four to six weeks after the interchange. Each patient who files a claim is eligible for a maximum $25 reimbursement; the fund is capped at $2.5 million.

3.	Investigation costs and attorneys’ fees: $6.6 million paid to the attorneys general participating in the settlement to cover costs and fees.

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Business Practice Changes

Both the multi-state agreement with the attorneys general and the agreement with the U.S. Attorney include virtually identical business practice changes agreed to by Medco and applicable to all clients and consumers.

These changes enhance the level of information shared with physicians, patients and clients pertaining largely to clinical and financial matters, including therapeutic interchanges and rebates — but do not limit the company’s ability to manage drug costs or increase patient quality. For example, Medco will enhance the letter notifying a patient when their doctor has approved a drug interchange; the company will also regularly provide in its reports for all clients more detailed information on the rebates it receives from manufacturers. The settlement agreements are subject to judicial approval.

Massachusetts Will Not File Complaint

In an additional, separate agreement, Medco also announced today that it has reached a settlement with Massachusetts, which had expressed an intention to intervene in the federal qui tam lawsuit against the company. Medco will provide reimbursement to Massachusetts, resolving a separate contract dispute and, as a result, Massachusetts will not file a complaint. Medco had previously contested the merits of contract claims related to the qui tam lawsuit and reiterated that it would vigorously defend against the allegations.

Conference Call Information

Management will hold a conference call for investors and media to review the details regarding this announcement on Monday, April 26, 2004 at 1 p.m. (EDT).

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S. or (706) 679-3440 from outside the U.S.

To access the live Web cast:

Go to the News & Pressroom page of the Investor Relations section at www.medco.com.

A replay of the call will be available two hours after the event on April 26, 2004 through May 3, 2004. Dial in: (800) 642-1687 from inside the U.S. or (706) 645-9291 from outside the U.S. Please use passcode 7040840.

About Medco

Medco Health Solutions, Inc., a leading pharmacy benefit manager with the nation’s largest mail order pharmacy operations, assists its customers to moderate the cost and enhance the quality of prescription drug benefits provided to members nationwide. Its customers include private- and public-sector employers and healthcare organizations. Medco is traded on the New York Stock Exchange under the symbol MHS. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. Such risks include the risk of an adverse outcome in any pending or future litigation.

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